CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee

Capital Protected Notes due 2010	$3,600,000.00	$110.52

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 217 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated February 20, 2007
Rule 424(b)(2)

$3,600,000

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Commodity-Linked Capital-Protected Notes
due August 27, 2010
Based on the Performance of a Basket of Five Commodities

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of a weighted basket (which we refer to as the basket) composed of five physical commodities, as determined over six specified determination dates. The basket is composed of High-Grade Primary Aluminum (which we refer to as aluminum), Copper Grade A (which we refer to as copper), Primary Nickel (which we refer to as nickel), Special High Grade Zinc (which we refer to as zinc) and West Texas Intermediate light sweet crude oil (which we refer to as WTI crude oil). We refer to each component of the basket as a basket commodity and all components collectively as the basket commodities. In no event will the payment at maturity be less than the principal amount of $1,000.

•	The principal amount and issue price of each note is $1,000.

•	We will not pay interest on the notes.

•	At maturity, you will receive the principal amount of $1,000 per note plus a supplemental redemption amount, if any, based on the performance of the basket. The supplemental redemption amount will equal (i) $1,000 times (ii) the basket performance times (iii) 130%, which we refer to as the participation rate.

•	The basket performance will equal the sum of (i) the aluminum performance value, (ii) the copper performance value, (iii) the nickel performance value (iv) the zinc performance value and (v) the WTI crude oil performance value, based on the price of each basket commodity over six specified determination dates and as determined on the final determination date.

° The performance value for each basket commodity will equal (i) the percentage change, whether positive or negative, in the final average price from the initial price for such basket commodity times (ii) the basket weighting for such basket commodity, as set forth in this pricing supplement.

➢ The initial price for each basket commodity equals (i) in the case of aluminum, copper, nickel and zinc, the per unit official cash offer price per ton of such basket commodity and (ii) in the case of WTI crude oil, the official settlement price per barrel of WTI crude oil, each as determined on February 20, 2007, the day we priced the notes for initial sale to the public.

➢ The final average price for each basket commodity will equal the arithmetic average of (i) in the case of aluminum, copper, nickel and zinc, the per unit official cash offer prices per ton of such basket commodity and (ii) in the case of WTI crude oil, the official settlement prices per barrel of WTI crude oil, in each case as determined on March 18, 2010, April 18, 2010, May 18, 2010, June 18, 2010, July 18, 2010 and August 18, 2010 which we refer to as the determination dates.

•	If the basket performance is less than or equal to zero, no supplemental redemption amount will be paid and you will receive only the principal amount of $1,000 at maturity.

•	Investing in the notes is not equivalent to investing in the basket commodities.

•	The notes will not be listed on any securities exchange.

•	The CUSIP number for the notes is 617446F20.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE 100% PER NOTE

	Price to	Agent’s	Proceeds to
	Public	Commissions(1)	Company

Per note	100%	2.50%	97.50%
Total	$3,600,000	$90,000	$3,510,000

(1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in this pricing supplement.

MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes–Supplemental Information Concerning Plan of Distribution.”

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     The Agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of a weighted basket composed of five physical commodities. The basket is composed of High-Grade Primary Aluminum (which we refer to as aluminum), Copper Grade A (which we refer to as copper), Primary Nickel (which we refer to as nickel), Special High Grade Zinc (which we refer to as zinc) and West Texas Intermediate light sweet crude oil (which we refer to as WTI crude oil). We refer to each component of the basket as a basket commodity and all components collectively as the basket commodities. These notes combine features of a debt investment and a commodity investment by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the upside potential of the underlying basket of commodities. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase of the basket.

Each note costs $1,000

We, Morgan Stanley, are offering you Commodity-Linked Capital-Protected Notes due August 27, 2010, Based on the Performance of a Basket of Five Commodities, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket

We have designed the notes to provide investors with a diversified commodities exposure that allows investors to participate in the upside potential of the basket on a leveraged basis and that also provides 100% principal protection at maturity. The following table sets forth the basket commodities, the initial price for each basket commodity and the weighting of each basket commodity.

		Percentage
		Weighting
Basket Commodity	Initial Price	of Basket Value

High-Grade Primary Aluminum (“aluminum”)	$2,800.00	25%
Copper-Grade A (“copper”)	$5,682.00	35%
Primary Nickel (“nickel”)	$42,865.00	12.5%
Special High-Grade Zinc (“zinc”)	$3,320.50	12.5%
West Texas Intermediate light sweet crude oil (“WTI crude oil”)	$58.07	15%

Payment at maturity

Unlike ordinary debt securities, the notes do not pay interest. Instead, at maturity, for each note that you hold, you will receive the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of a weighted basket of commodities, as described below.

100% Principal Protection

At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.

Payment at Maturity

The payment at maturity will be calculated as follows:

Payment at maturity = $1,000 + supplemental redemption amount

Beginning on PS-8, we have provided examples of hypothetical payouts on the notes.

The Supplemental Redemption Amount is Linked to the Performance of the Basket Commodities

The supplemental redemption amount will be calculated as follows:

supplemental redemption amount = $1,000 x basket performance x participation rate where:

basket performance	=	the sum of the (i) aluminum performance value, (ii) copper performance value, (iii) nickel performance value, (iv) zinc performance value and (v) WTI crude oil performance value, based on the price of each basket commodity over six determination dates and calculated on the final determination date;

determination dates	=	March 18, 2010, April 18, 2010, May 18, 2010, June 18, 2010, July 18, 2010 and August 18, 2010, in each case, subject to adjustment in the event of non-trading days or certain market disruption events; and

participation rate	=	130%

and where:

If the basket performance, which is the sum of all the basket commodities’ individual performance values, is equal to or less than zero, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount.

Please review the table of the historical prices of each of the basket commodities for each calendar quarter in the period from January 1, 2002 through February 20, 2007 and related graphs. Please also review the graph of the historical performance of the basket for the period from January 1, 2002 through February 20, 2007 (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of any offset between the basket commodities during such period. You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance.

You may revoke your offer to purchase the notes prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

MSCS will be the calculation agent

We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes. As calculation agent, MSCS has determined the initial price for each basket commodity, and will determine the final average price for each basket commodity, the basket commodities’ performance values, the basket performance, and calculate the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as discussed in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes

The notes are senior notes issued as part of our Series F medium-term note program. You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated January 25, 2006 and accompanying prospectus dated January 25, 2006. We describe the basic features of this type of note in the sections of the prospectus supplement called “Description of Notes— General Terms of Notes” and “—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities”.

Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called “Risk Factors.” The tax treatment of investments in commodity- linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the basket performance is greater than zero, for each $1,000 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $1,000. The supplemental redemption amount will be calculated on the final determination date and is equal to (i) $1,000 times (ii) the basket performance times (iii) the participation rate.

     Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below. Following are two examples of the calculation of the payment at maturity.

Basket Performance Example

Commodity	Percentage Weight of Commodities in the Basket	Initial Price	Hypothetical Final Average Price

High-Grade Primary Aluminum	25%	2,800.00	3,248.00
Copper-Grade A	35%	5,682.00	5,519.70
Primary Nickel	12.5%	42,865.00	39,435.80
Special High Grade Zinc	12.5%	3,320.50	4,383.10
West Texas Intermediate light sweet crude oil	15%	58.07	54.20

Basket Performance = Sum of Commodity Performance Values

[(final average aluminum price – initial aluminum price) / initial aluminum price] x 25%

plus

[(final average copper price – initial copper price) / initial copper price] x 35%

plus

[(final average nickel price – initial nickel price) / initial nickel price] x 12.5%

plus

[(final average zinc price – initial zinc price) / initial zinc price] x 12.5%

plus

[(final average WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price] x 15%

So, using the hypothetical prices above,

aluminum performance value = [(3,248.00 – 2,800.00) / 2,800.00] x 25% = 4.0%
plus
copper performance value = [(5,519.70 –5,682.00) / 5,682.00] x 35% = – 1.0%
plus
nickel performance value = [(39,435.80 – 42,865.00) / 42,865.00] x 12.5% = – 1.0%
plus
zinc performance value = [(4,383.10 – 3,320.50) / 3,320.50] x 12.5% = 4.0%
plus
WTI crude oil performance value = [(54.20 – 58.07) / 58.07] x 15% = – 1.0%
equals

basket performance = 5%

Payment at Maturity Examples

Example 1:

All the commodity performance values are positive.

Participation Rate:                               130%

Commodity	Percentage Weight of Commodities in the Basket	Initial Price	Hypothetical Final Average Price	Commodity Performance Values

High-Grade Primary Aluminum	25%	2,800.00	3,080.00	2.5%
Copper-Grade A	35%	5,682.00	62,502.00	3.5%
Primary Nickel	12.5%	42,865.00	47,151.50	1.25%
Special High Grade Zinc	12.5%	3,320.50	3,652.60	1.25%
West Texas Intermediate light sweet
crude oil	15%	58.07	63.88	1.5%

			Total	10.0%

     The final average price of each basket commodity in the above example is 10% higher than its initial price and, accordingly, the basket performance is 10%. The Supplemental Redemption Amount is calculated as follows:

Supplemental Redemption Amount per note = $1,000 x 10% x 130% = $130

     Therefore, in the hypothetical example above, the total payment at maturity per note will equal $1,130, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $130.

Example 2:

Some commodity performances are positive, while others are negative.

     Participation Rate:                                130%

Commodity	Percentage Weight of Commodities in the Basket	Initial Price	Hypothetical Final Average Price	Commodity Performance Values

High-Grade Primary Aluminum	25%	2,800.00	1,904.00	-8.0%
Copper-Grade A	35%	5,682.00	6,818.40	7.0%
Primary Nickel	12.5%	42,865.00	46,294.20	1.0%
Special High Grade Zinc	12.5%	3,320.50	1,195.38	-8.0%
West Texas Intermediate light sweet
crude oil	15%	58.07	69.68	3.0%

			Total	-5.0%

Supplemental Redemption Amount per note     =     $1,000     x     -5.0% (less than zero)     x     130%     =     $0

In the above example, the final average prices of three of the basket commodities—copper, nickel and WTI crude oil (with a combined weighting of 62.5% of the basket)—are 20%, 8% and 20% higher than their respective initial prices, but the final average prices of the two other basket commodities—aluminum and zinc (with a combined weighting of 37.5% of the basket)—are 32% and 64% lower than their respective initial prices. Accordingly, although three of the basket commodities have positive performance values and two have negative performance values as of the final determination date, the basket performance is less than zero. Therefore, there will be no supplemental redemption amount and the total payment at maturity per note will equal only the $1,000 principal amount.

     Please review the table of the historical prices of each of the basket commodities for each calendar quarter in the period from January 1, 2002 through February 20, 2007 and related graphs. Please also review the graph of the historical performance of the basket for the period from January 1, 2002 through February 20, 2007 (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket commodities during such period. You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance.

RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes, the notes do not pay interest

The terms of the notes differ from those of ordinary debt securities in that we will not pay interest on the notes. Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the performance of a basket of commodities.

The notes may not pay more than the principal amount at maturity	If the basket performance is zero or less, no supplemental redemption amount will be paid, and you will receive only the principal amount of $1,000 for each note you hold at maturity.

The notes will not be listed

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. Our affiliate, Morgan Stanley and Co. Incorporated, which we refer to as MS & Co., currently intends to act as a market maker for the notes but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.

Market price of the notes will be influenced by many unpredictable factors

Several factors, some of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•	the price of each of the basket commodities at any time and, in particular, on the specified determination dates,

•	the volatility (frequency and magnitude of changes in value) of the basket commodities,

•	the market prices of the basket commodities and futures contracts on such commodities, and the volatility of such prices,

•	trends of supply and demand for the basket commodities, at any time,

•	interest and yield rates in the market,

•	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average prices,

•	the time remaining to the maturity of the notes, and

•	our creditworthiness.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the prices for certain or all of the commodities in the basket are at, below or not sufficiently above their respective initial prices or if market interest rates rise.

You cannot predict the future performance of the basket commodities based on their historical performance. We cannot guarantee that the basket performance will be positive so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Prices for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways

Investments, such as the notes, linked to the prices of commodities, are considered speculative, and prices for commodities and related contracts may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade fiscal, monetary and exchange control policies. The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and therefore its price at any such time. These factors may affect the prices of the basket commodities and may cause the prices for basket commodities to move in inconsistent directions and at inconsistent rates which will affect the value of your notes in varying ways.

Specific commodities prices are volatile and are affected by numerous factors specific to each market

High-Grade Primary Aluminum

The price of high-grade primary aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

Copper-Grade A

The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity.

Primary Nickel

The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel. Nickel supply is dominated by Canada and the Russian Federation. Exports from the Russian Federation have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for nickel in the early 1990s tended to discourage such investments.

Special High-Grade Zinc

The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the early 1990s tended to discourage such investments.

West Texas Intermediate light sweet crude oil

The price of West Texas Intermediate light sweet crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Changes in the value of one or more of the basket commodities may offset each other

Price movements in the basket commodities may not correlate with each other. At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline. Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

Please review the table of the historical prices of each of the basket commodities for each calendar quarter in the period from January 1, 2002 through February 20, 2007 and related graphs. Please also review the graph of the historical performance of the basket performance for the period from January 1, 2002 through February 20, 2007 (assuming that each of the basket commodities is weighted in the basket as described above) in this pricing supplement under “Description of Notes—Historical Information” and “—Historical Graph” which illustrates the effect of the offset and/or correlation among the basket commodities during such period. You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether increases in the prices of any of the basket commodities will be offset by decreases in the prices of other basket commodities, based on their historical performance. In addition, there can be no assurance that the final average prices of any of the basket commodities will be higher than their initial prices, or that the sum of the performance values of the basket commodities will be positive. If the basket performance is zero or less, you will receive at maturity only the principal amount of the notes you hold.

Suspension or disruptions of market trading in the basket commodities and related futures markets may adversely affect the value of the notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the basket commodities and, therefore, the value of the notes.

Investing in the notes is not equivalent to investing in the basket commodities

Because the basket performance is based on the average of the prices of the basket commodities on six determination dates over the final six months of the notes, it is possible for the final average price of any of the basket commodities to be lower than the initial price of such basket commodity even if the price of the basket commodity on the final determination date is higher than the initial price for such commodity. A decrease in the price of a basket commodity on any one determination date could more than offset any increases in the price of such basket commodity on any other determination dates. A decrease in the price of any of these commodities may have a material adverse effect on the value of the notes and the return on an investment in the notes.

There are risks relating to the trading of aluminum, copper, nickel and zinc on the London Metal Exchange

The official cash offer prices of four of the five basket commodities—aluminum, copper, nickel and zinc—will be determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any of the determination dates, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, nickel and zinc, and consequently the supplemental redemption amount, could be adversely affected.

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests

The economic interests of the calculation agent and other of our affiliates are potentially adverse to your interests as an investor in the notes.

As calculation agent, MSCS will determine the initial price for each basket commodity, the final average price for each basket commodity, the basket commodities’ performance values, the basket performance, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MSCS, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any price in the event of a discontinuance of reporting of a basket commodity, may affect the payout to you at maturity. See the section of this pricing supplement called “Description of Notes—Market Disruption Event.”

The original issue price of the notes includes the agent’s commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by MS & Co. and its affiliates could potentially adversely affect the prices of the basket commodities

MS & Co. and other affiliates of ours have carried out, and will continue to carry out hedging activities related to the notes (and possibly to other instruments linked to the basket commodities), including trading in futures and options contracts on the basket commodities as well as in other instruments related to the basket commodities. MS & Co. and some of our other subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to February 20, 2007, the day we priced the notes for initial sale to the public could potentially have increased the initial prices for the basket commodities and, as a result, could have increased the prices at which the basket commodities must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities on or before any day prior to the original issue date on which we increase the aggregate principal amount of the notes, or during the term of the notes, could potentially affect the prices of the basket commodities, including the prices on the determination dates, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.” Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as discussed in this pricing supplement) of the notes even though no stated interest will be paid on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” in the accompanying prospectus supplement.If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Notes” refers to each $1,000 principal amount of any of our Commodity-Linked Capital-Protected Notes Due August 27, 2010, Based on the Performance of a Basket of Five Commodities. In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$3,600,000

Original Issue Date (Settlement Date )	February 27, 2007

Maturity Date	August 27, 2010

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	617446F20

Minimum Denominations	$1,000

Issue Price	$1,000 (100%)

Basket	The following table sets forth the Basket Commodities and the Basket Weighting of each Basket Commodity:

Basket Commodity	Basket Weighting

High-Grade Primary Aluminum (“aluminum”)	0.25
Copper-Grade A (“copper”)	0.35
Primary Nickel (“nickel”)	0.125
Special High-Grade Zinc (“zinc”)	0.125
West Texas Intermediate light sweet crude oil
(“WTI crude oil”)	0.15

Maturity Redemption Amount

At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities— The Depositary” in the prospectus.

Supplemental Redemption Amount

The Supplemental Redemption Amount will equal (i) $1,000 times (ii) the Basket Performance times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final Determination Date.

Basket Performance

The Basket Performance is a percentage that is the sum of the performance values, whether positive or negative, for each of the Basket Commodities. The Basket Performance is described by the following formula:

Aluminum Performance Value + Copper Performance Value + Nickel Performance Value + Zinc Performance Value + WTI Crude Oil Performance Value

Participation RateAluminum	130%

Aluminum
Performance Value	The Aluminum Performance Value is (i) a fraction, the numerator of which will be the Final Average Aluminum Price minus the Initial Aluminum Price and the denominator of which will be the Initial Aluminum Price, times (ii) the Aluminum Basket Weighting. The Aluminum Performance Value is described by the following formula, and will be determined on the Valuation Date:

(Final Average Aluminum Price - Initial Aluminum Price)
	x	.25
Initial Aluminum Price

Initial Aluminum Price	$2,800.00, the official cash offer price per metric ton of aluminum on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source on the day we price the Notes for initial sale to the public (for delivery on such date).

Final Average Aluminum Price	The arithmetic average of the official cash offer prices per metric ton of aluminum on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source on each of the six Determination Dates (for delivery on such date), as calculated by the Calculation Agent on the final Determination Date.

Copper Performance Value	The Copper Performance Value is (i) a fraction, the numerator of which will be the Final Average Copper Price minus the Initial Copper Price and the denominator of which will be the Initial

Copper Price, times (ii) the Copper Basket Weighting. The Copper Performance Value is described by the following formula, and will be determined on the final Determination Date:

(Final Average Copper Price - Initial Copper Price)
	x	.35
Initial Copper Price

Initial Copper Price

$5,682.00, the official cash offer price per metric ton of copper on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source on the day we price the Notes for initial sale to the public (for delivery on such date).

Final Average Copper Price

The arithmetic average of the official cash offer prices per metric ton of copper on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source on each of the six Determination Dates (for delivery on such date), as calculated by the Calculation Agent on the final Determination Date.

Nickel Performance Value

The Nickel Performance Value is (i) a fraction, the numerator of which will be the Final Average Nickel Price minus the Initial Nickel Price and the denominator of which will be the Initial Nickel Price, times (ii) the Nickel Basket Weighting. The Nickel Performance Value is described by the following formula, and will be determined on the final Determination Date:

(Final Average Nickel Price - Initial Nickel Price)
	x	.125
Initial Nickel Price

Initial Nickel Price

$42,865.00, the official cash offer price per metric ton of nickel on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source on the day we price the Notes for initial sale to the public (for delivery on such date).

Final Average Nickel Price

The arithmetic average of the official cash offer prices per metric ton of nickel on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source on each of the six Determination Dates (for delivery on such date), as calculated by the Calculation Agent on the final Determination Date.

Zinc Performance Value

The Zinc Performance Value is (i) a fraction, the numerator of which will be the Final Average Zinc Price minus the Initial Zinc Price and the denominator of which will be the Initial Zinc Price, times (ii) the Zinc Basket Weighting. The Zinc Performance Value is described by the following formula, and will be determined on the final Determination Date:

(Final Average Zinc Price - Initial Zinc Price)
	x	.125
Initial Zinc Price

Initial Zinc Price

$3,320.50, the official cash offer price per metric ton of zinc on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source on the day we price the Notes for initial sale to the public (for delivery on such date).

Final Average Zinc Price

The arithmetic average of the official cash offer prices per metric ton of zinc on the Relevant Exchange as determined by the Relevant Exchange, stated in U.S. dollars, and as displayed on the Reference Source on each of the six Determination Dates (for delivery on such date), as calculated by the Calculation Agent on the final Determination Date.

WTI Crude Oil
Performance Value

The WTI Crude Oil Performance Value is (i) a fraction, the numerator of which will be the Final Average WTI Crude Oil Price minus the Initial WTI Crude Oil Price and the denominator of which will be the Initial WTI Crude Oil Price, times (ii) the WTI Crude Oil Basket Weighting. The WTI Crude Oil Performance value is described by the following formula, and will be determined on the final Determination Date:

(Final Average WTI Crude Oil Price – Initial WTI Crude Oil Price)
	x	.15
Initial WTI Crude Oil Price

Initial WTI Crude Oil Price

$58.07, the official settlement price of the first nearby month futures contract (or, in the case of the last trading day of the last nearby month contract, the second nearby month contract) per barrel of WTI Crude Oil, stated in U.S. dollars, as made public on the Relevant Exchange and as displayed on the Reference Source on the day we price the Notes for initial sale to the public.

Final Average WTI Crude Oil
Price

The arithmetic average of the official settlement prices of the first nearby month futures contract (or, in the case of the last trading day of the last nearby month contract, the second nearby month contract) per barrel of WTI Crude Oil, stated in U.S. dollars, as made public on the Relevant Exchange and as displayed on the Reference Source on each of the six Determination Dates, as calculated by the Calculation Agent on the final Determination Date.

Reference Source

Reference Source means, with respect to a Basket Commodity:

(i) for aluminum, copper, nickel and zinc, Reuters page MTLE under the heading “LME Daily Official Prices”, and

(ii) for WTI Crude Oil, Reuters page CLc1,

or any other display page or heading that may replace that display page or heading on Reuters and any successor service thereto.

Relevant Exchange

Relevant Exchange means, with respect to a Basket Commodity:

(i) for aluminum, copper, nickel and zinc, the London Metal Exchange (“LME”), and

(ii) for WTI Crude Oil, the NYMEX Division, or its successor, of the New York Mercantile Exchange (“NYMEX”),

or, if such Relevant Exchange is no longer the principal exchange or trading market for such Basket Commodity, such exchange or principal trading market for such Basket Commodity which serves as the source of prices for such Basket Commodity and any principal exchanges where options or futures contracts on such commodities are traded.

If, in determining any initial price or final average price, the official cash offer price or official settlement price, as applicable, as displayed by the Reference Source for any Basket Commodity differs from that as determined by the Relevant Exchange, the official cash offer price or official settlement price determined by such Relevant Exchange, as applicable, will prevail.

Determination Dates

With respect to each Basket Commodity separately, March 18, 2010, April 18, 2010, May 18, 2010, June 18, 2010, July 18, 2010 and August 18, 2010, subject to adjustment for non-Trading Days or a Market Disruption Event with respect to any Basket Commodity as described in the following paragraphs.

In respect of any Basket Commodity, if a Determination Date is not a Trading Day or if a Market Disruption Event occurs on that date with respect to that Basket Commodity, the relevant official cash offer price or the relevant official settlement price, as applicable, for such Basket Commodity in respect of such Determination Date will be, subject to the second paragraph below, the relevant price of the Basket Commodity on the next Trading Day on which no Market Disruption Event occurs.

If a Market Disruption Event in respect of a Basket Commodity has occurred on each of the five consecutive Trading Days immediately succeeding a Determination Date, the Calculation Agent will determine the applicable Basket Commodity’s price for such Determination Date on such fifth succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the relevant price shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the relevant price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day

In respect of each Basket Commodity, a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange for such Basket Commodity is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or Certificated Note

Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	Morgan Stanley & Co. Incorporated and its successors (“MS & Co.”)

Market Disruption Event

Market Disruption Event means, with respect to any Basket Commodity, any of a Price Source Disruption, Trading Suspension, Disappearance of Commodity Reference Price, Tax Disruption or Trading Limitation. A Market Disruption Event with respect to one or more of the Basket Commodities will not constitute a Market Disruption Event for the other Basket Commodities.

Price Source Disruption

Price Source Disruption means, with respect to any Basket Commodity, either (i) the failure of Reuters to announce or publish the relevant price specified in this pricing supplement for the relevant Basket Commodity or (ii) the temporary or permanent discontinuance or unavailability of the Reference Source.

Trading Suspension

Trading Suspension means, with respect to any Basket Commodity, the material suspension of trading in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity.

Disappearance of Commodity
Reference Price

Disappearance of Commodity Reference Price means, with respect to any Basket Commodity, either (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Basket Commodity or futures contracts related to such Basket Commodity on the Relevant Exchange for such Basket Commodity or (ii) the disappearance of, or of trading in, the relevant Basket Commodity.

Tax Disruption

Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, a Basket Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be a Determination Date from what it would have been without that imposition, change or removal.

Trading Limitation	Trading Limitation means, with respect to any Basket Commodity, a material limitation imposed on trading in such Basket Commodity on the Relevant Exchange for such Basket Commodity.

Alternate Exchange Calculation
in Case of an Event of Default

In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will equal $1,000 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the price of any Basket Commodity on the any Determination Date scheduled to occur on or after the date of such acceleration were the price on the date of acceleration.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent

Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the price for each Basket Commodity on each Determination Date, the Basket Performance and the Supplemental Redemption Amount, if any, have been and will be made by the Calculation Agent and have been and will be rounded to the nearest one hundred-thousandth, with five one- millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten- thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any price for a Basket Commodity, the Basket Performance, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See “—Market Disruption Event” above. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information

The following tables set forth the published high, low and end of quarter prices for each of the Basket Commodities for each calendar quarter from January 1, 2002 to February 20, 2007. The graphs following each Basket Commodity’s price table set forth the historical price performance of each respective Basket Commodity for the period January 1, 2002 to February 20, 2007. On February 20, 2007, the official cash offer prices for aluminum, copper, nickel and zinc were $2,800.00, $5,682.00, $42,865.00 and $3,320.50 respectively, and the official settlement price of WTI Crude Oil was $58.07. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. In addition, the official cash offer prices of aluminum, copper, nickel and zinc and official settlement prices of WTI Crude Oil published by Bloomberg Financial Markets may differ from the official cash offer prices of aluminum, copper, nickel and zinc and official settlement prices of WTI Crude Oil as determined pursuant to “Final Average Aluminum Price”, “Final Average Copper Price”, “Final Average Nickel Price”, “Final Average Zinc Price” or “Final Average WTI Crude Oil Price” above. We will not use Bloomberg Financial Markets to determine the applicable prices. The historical prices, the historical price performance of the Basket Commodities and the degree of correlation between the price trends of the Basket Commodities (or lack thereof) should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance will be greater than zero or that you will receive any Supplemental Redemption Amount.

High-Grade Primary Aluminum Historical High, Low and Period End Cash Offer Prices January 1, 2002 through February 20, 2007

	High	Low	Period End

2002
First Quarter	$1,438.00	$1,313.00	$1,386.00
Second Quarter	1,398.00	1,318.00	1,364.50
Third Quarter	1,370.00	1,279.00	1,280.50
Fourth Quarter	1,399.00	1,275.50	1,344.50
2003
First Quarter	1,459.00	1,340.50	1,350.00
Second Quarter	1,440.50	1,314.50	1,389.00
Third Quarter	1,505.00	1,378.00	1,407.50
Fourth Quarter	1,592.50	1,415.00	1,592.50
2004
First Quarter	1,754.00	1,578.50	1,688.50
Second Quarter	1,826.00	1,575.00	1,698.50
Third Quarter	1,823.00	1,647.00	1,823.00
Fourth Quarter	1,964.00	1,748.00	1,964.00
2005
First Quarter	2,031.50	1,809.00	1,973.00
Second Quarter	1,991.00	1,694.00	1,716.00
Third Quarter	1,909.00	1,675.00	1,857.00
Fourth Quarter	2,289.00	1,831.00	2,285.00
2006
First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter	2,886.00	2,480.00	2,850.00
2007
First Quarter (through
February 20, 2007)	2,953.00	2,682.00	2,800.00

Copper-Grade A Historical High, Low and Period End Cash Offer Prices January 1, 2002 through February 20, 2007

	High	Low	Period End

2001
First Quarter	$1,837.00	$1,664.50	$1,666.00
Second Quarter	1,730.00	1,550.50	1,550.50
Third Quarter	1,573.00	1,403.00	1,424.00
Fourth Quarter	1,540.50	1,319.00	1,462.00
2002
First Quarter	1,650.50	1,421.00	1,623.00
Second Quarter	1,689.50	1,551.00	1,654.00
Third Quarter	1,667.50	1,434.50	1,434.50
Fourth Quarter	1,649.50	1,429.00	1,536.00
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,340.00
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter (through
February 20, 2007)	5,835.00	5,225.50	5,682.00

Primary Nickel Historical High, Low and Period End Official Cash Offer Prices January 1, 2002 through February 20, 2007

	High	Low	Period End

2001
First Quarter	$7,355.00	$5,890.00	$5,890.00
Second Quarter	7,535.00	5,830.00	6,060.00
Third Quarter	6,090.00	4,770.00	4,870.00
Fourth Quarter	5,770.00	4,420.00	5,680.00
2002
First Quarter	6,860.00	5,625.00	6,710.00
Second Quarter	7,440.00	6,495.00	7,080.00
Third Quarter	7,725.00	6,305.00	6,450.00
Fourth Quarter	7,565.00	6,445.00	7,100.00
2003
First Quarter	9,105.00	7,210.00	7,940.00
Second Quarter	9,550.00	7,710.00	8,395.00
Third Quarter	10,325.00	8,330.00	10,220.00
Fourth Quarter	16,670.00	10,250.00	16,650.00
2004
First Quarter	17,770.00	12,200.00	13,885.00
Second Quarter	15,330.00	10,530.00	14,990.00
Third Quarter	15,980.00	12,050.00	15,100.00
Fourth Quarter	16,595.00	12,685.00	15,205.00
2005
First Quarter	16,565.00	14,035.00	16,250.00
Second Quarter	17,750.00	14,520.00	14,700.00
Third Quarter	15,600.00	13,410.00	13,600.00
Fourth Quarter	14,120.00	11,500.00	13,380.00
2006
First Quarter	15,340.00	13,505.00	15,165.00
Second Quarter	23,100.00	15,600.00	22,275.00
Third Quarter	34,750.00	22,690.00	31,500.00
Fourth Quarter	35,455.00	29,995.00	34,205.00
2007
First Quarter (through
February 20, 2007)	42,865.00	32,900.00	42,865.00

	Special High-Grade Zinc Historical High, Low and Period End Cash Offer Prices January 1, 2002 through February 20, 2007

	High	Low	Period End

2001
First Quarter	$1,053.00	$977.00	$977.00
Second Quarter	988.50	870.00	870.00
Third Quarter	869.00	767.50	782.00
Fourth Quarter	810.50	732.50	767.50
2002
First Quarter	842.50	759.00	825.50
Second Quarter	829.00	745.50	796.50
Third Quarter	829.00	725.50	735.50
Fourth Quarter	823.50	737.50	749.50
2003
First Quarter	810.50	755.00	763.00
Second Quarter	809.00	741.00	783.50
Third Quarter	863.00	781.00	825.00
Fourth Quarter	1,008.00	834.00	1,008.00
2004
First Quarter	1,155.50	1,002.00	1,086.50
Second Quarter	1,125.00	967.00	967.00
Third Quarter	1,079.00	943.00	1,079.00
Fourth Quarter	1,270.00	1,004.50	1,270.00
2005
First Quarter	1,430.00	1,197.50	1,349.00
Second Quarter	1,365.50	1,216.00	1,223.00
Third Quarter	1,439.00	1,165.00	1,411.00
Fourth Quarter	1,915.00	1,405.00	1,915.00
2006
First Quarter	2,690.50	2,690.50	2,690.50
Second Quarter	3,990.00	2,710.00	3,260.00
Third Quarter	3,671.50	3,125.50	3,360.00
Fourth Quarter	4,619.50	3,369.50	4,331.00
2007
First Quarter (through
February 20, 2007)	4,115.50	3,050.00	3,320.50

West Texas Intermediate Light Sweet Crude Oil Historical High, Low and Period End Settlement Prices January 1, 2002 through February 20, 2007

	High	Low	Period End

2001
First Quarter	$32.19	$25.96	$26.29
Second Quarter	29.98	25.56	26.25
Third Quarter	28.81	21.81	23.43
Fourth Quarter	23.34	17.45	19.84
2002
First Quarter	26.31	17.97	26.31
Second Quarter	29.36	23.47	26.86
Third Quarter	30.77	26.07	30.45
Fourth Quarter	32.72	25.19	31.37
2003
First Quarter	37.83	26.91	30.16
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.79
2004
First Quarter	38.18	32.48	36.25
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	53.99
Second Quarter	60.54	46.8	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	66.24	56.14	61.04
2006
First Quarter	68.35	68.35	68.35
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter (through
February 20, 2007)	59.89	50.48	58.07

Historical Graph

The following graph sets forth the historical performance of the Basket Performance (assuming that each of the Basket Commodities is weighted as described in “—Basket” above at February 20, 2007). The graph covers the period from January 1, 2002 through February 20, 2007 and illustrates the effect of the offset and/or correlation among the Basket Commodities during such period. The graph does not take into account the Participation Rate on the Notes, nor does it attempt to show your expected return on an investment in the Notes. The historical performance of the Basket Performance should not be taken as an indication of its future performance.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to February 20, 2007, the day we priced the Notes for initial sale to the public, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Notes by taking positions in the Basket Commodities, in futures or options contracts on the Basket Commodities listed on major securities markets. Such purchase activity could have potentially increased the value of the Basket Commodities, and, therefore, the value at which the Basket Commodities must close on the Determination Dates before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling the Basket Commodities or futures or options contracts on the Basket Commodities listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activities will not affect and have not affected the value of the Basket Commodities and, therefore, adversely affect the value of the Basket Commodities on the Determination Dates or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of 2.50% per Note to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Notes against payment therefor in New York, New York on February 27, 2007, which will be the fifth scheduled Business Day following the date of this pricing supplement and of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or on or prior to the third Business Day prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the Federative Republic of Brazil (“Brazil”) except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the Information Memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c) a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ERISA Matters for Pension Plans
and Insurance Companies	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so- called “service provider” exemption).

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.

Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law). Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non- exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

Purchasers of the Notes have exclusive responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Notes to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

United States Federal Income Taxation

The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the conditions and limitations set forth in the accompanying prospectus supplement in the section called “United States Federal Taxation.”

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” of the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the Notes. The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections of the accompanying prospectus supplement. We have determined that the comparable yield will be an annual rate of 5.1390% compounded semi-annually. Based on the comparable yield set forth above, the “projected payment schedule” for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $1,194.5056 due at maturity.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account the adjustments relating to any actual payments received in respect of the Notes) that will be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD

Original Issue Date through
June 30, 2007	$17.5583	$17.5583
July 1, 2007 through
December 31, 2007	$26.1462	$43.7045
January 1, 2008 through
June 30, 2008	$26.8180	$70.5225
July 1, 2008 through
December 31, 2008	$27.5071	$98.0296
January 1, 2009 through
June 30, 2009	$28.2139	$126.2435
July 1, 2009 through
December 31, 2009	$28.9388	$155.1823
January 1, 2010 through
June 30, 2010	$29.6824	$184.8647
July 1, 2010 through
August 27, 2010	$9.6409	$194.5056

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussions under “United States Federal Taxation — Tax Consequences to Non- U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of investing in the Notes. Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of investing in the Notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the Notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.